EXHIBIT 3.7

                    DESIGNATION OF SERIES C PREFERRED STOCK

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EXHIBIT 3.7

                          CERTIFICATE OF DESIGNATION OF
                            SERIES C PREFERRED STOCK

                                       OF

                            Y-TEL INTERNATIONAL, INC.


It is hereby certified that:

         1. The name of the Company (hereinafter called the "Company") is Y-Tel International, Inc., a Delaware corporation.

         2. The Certificate of Incorporation of the Company authorizes the issuance of Five Million (5,000,000) shares of preferred stock, $.0001 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

         3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series C issue of Preferred Stock:

         RESOLVED, that two million five hundred fifty thousand (2,550,000) of the Five Million (5,000,000) authorized shares of Preferred Stock par value $.0001 of the Company shall be designated Series C Preferred Stock, $.0001 par value per share, and shall possess the rights and preferences set forth below:

         Section 1. Designation and Amount. The shares of such series shall have no par value and shall be designated as Series C Preferred Stock (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be Two Million Five Hundred Fifty Thousand (2,550,000).

         Section 2. Rank. Except for the voting rights specifically granted herein which shall have priority over all other outstanding securities of the Company, the Series C Preferred Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or series of capital stock of the Company; (ii) prior to all of the Company's Common Stock, no par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series C Preferred Stock of whatever subdivision (collectively, with the Common Stock and the Existing Preferred Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

         Section 3. Dividends. The Series C Preferred Stock shall bear no dividend.

         Section 4. Liquidation Preference.

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                  (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series
C  Preferred  Stock  shall  be  entitled  to  receive,   immediately  after  any
distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to $1.00 per share. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series C Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series C Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series C Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

                  (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

         Section 5. Conversion. The record Holders of this Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. On and after March 1, 2007, each record Holder of Series C Preferred Stock shall be entitled (at the times and in the amounts set forth below) and subject to the Company's right of redemption set forth in Section 6(a), at the office of the Company or any transfer agent for the Series C Preferred Stock (the "Transfer Agent"), to convert (in multiples of one (1) share of Preferred Stock) as follows:

         On and after March 1, 2007 and after one or more shareholder approved reverse stock split, (the ratio of which and the record date for such reverse stock split, shall be determined by the Board of Directors, with the approval of the Holders of the Series C Preferred Shares), of the issued and outstanding shares, which shall also include any common shares which the Company was required to have issued and outstanding on the record date of the reverse stock split, the Holders of the Series C Preferred Stock shall, collectively have the right to convert all of their Series C Preferred Shares into that number of authorized but unissued common shares of the Company, as follows.

         Conversion Schedule

         1. In the event the Company has positive EBITDA (Earnings Before Interest Tax Depreciation and Amortization) of $250k, after one year from the date of this agreement, the Series C Preferred Share holders may convert to common shares at the conversion price of 100% of the average closing price for the preceding 5 days divided by $0.61. The average closing price for the preceding 5 days will have a minimum of $3.00 and a maximum of $7.50.


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         2. In the event the Company has not attained  positive EBITDA,  then no conversion may be effected until such time as positive EBITDA has been achieved.

                  (b) Mechanics of Conversion. In order to convert Series C Preferred Stock into full shares of Common Stock, the Holder shall (i) fax, on or prior to 11:59 p.m., Denver, Colorado time (the "Conversion Notice Deadline") on the date of conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or its designated transfer agent (the "Transfer Agent") for the Series C Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series C Preferred Stock to be converted, the applicable conversion price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series C Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three
(3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify Company and Holder of the results no later than forty-eight (48) hours from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

                           (i)  Lost or Stolen Certificates. Upon receipt by the
Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series C Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests Company to convert such Series C Preferred Stock into Common Stock.

                           (ii)  Delivery of Common  Stock Upon Conversion.  The
Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion and receipt by Company or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of


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the Holder as shown on the stock  records of the Company a  certificate  for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

                           (iii) No Fractional Shares.  If any conversion of the
Series C Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next lower number of shares.

                           (iv) Date of Conversion. The date on which conversion
occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company before 11:59 p.m., Denver, Colorado time, on the Date of Conversion, and (ii) that the original Preferred Stock Certificates representing the shares of Series C Preferred Stock to be converted are surrendered by depositing such certificates with a common courier, as provided above, and received by the Transfer Agent or the Company as soon as practicable after the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

                  (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available or make provision to increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (d)      Adjustment to Conversion Rate.

                           (i) Adjustment to Fixed Conversion Price Due to Stock
Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series C Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                           (ii)  Adjustment Due  to Merger,  Consolidation, Etc.
If, prior to the conversion of all Series C Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holders of Series C Preferred Stock shall thereafter have the right to receive upon conversion of Series C Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such


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transaction had the Series C Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series C Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series C Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

                           (iii)  No Fractional Shares.  If any adjustment under
this Section 5(f) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next lower number of shares.

         Section 6. Redemption by Company. None. The company has no redemption right.

         Section 7. Voting Rights. The Record Holders of the Series C Preferred Shares shall have the right to vote on any matter with holders of common stock voting together as one (1) class. The Record Holders of the 2,550,000 Series C Preferred Shares shall have that number of votes (identical in every other respect to the voting rights of the holders of common stock entitled to vote at any Regular or Special Meeting of the Shareholders) equal to that number of common shares which is not less than 51% of the vote required to approve any action, which Delaware law provides may or must be approved by vote or consent of the holder of common shares or the holders of other securities entitled to vote, if any.

         The Record Holders of the Series C Preferred Shares shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as may or shall be given to holders of common shares entitled to vote at such meetings.

         For purposes of determining a quorum for any Regular or Special Meeting of the Shareholders, the 2,550,000 Series C Preferred Shares shall be included and shall be deemed as the equivalent of 51% of all common shares represented at and entitled to vote at such meetings.

         Section 8. Protective Provision. So long as shares of Series C Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by Delaware Law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock, and at least seventy-five percent (75%) of the then outstanding Holders:

                  (a) alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect adversely the Series C Preferred Stock.

                  (b) create any new class or series of stock having a preference over the Series C Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series C Preferred.

         In the event Holders of at least seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock and at least seventy-five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock, pursuant to subsection (a) above, so as to affect the Series C Preferred Stock, then the Company will deliver notice of such approved change to the


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Holders of the Series C Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series C Preferred Stock.

         Section 9. Status of Converted or Redeemed Stock. In the event any shares of Series C Preferred Stock shall be converted or redeemed pursuant to
Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series C Preferred Stock.

         Section 10. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series C Preferred Stock.

Signed on October 17, 2006



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                                 SIGNATURE PAGE
            [Certificate of Designation of Series C Preferred Stock]






                                         By: /s/ Calvin Smiley
                                             ----------------------------------
                                             President & Chief Executive Officer



STATE OF COLORADO    )
                     ) SS.
COUNTY OF JEFFERSON  )

     I, a Notary Public, hereby certify that on the 17 day of October, 2006, Calvin Smiley, personally appeared before me, who being by me first duly sworn declared that he is the person who signed the foregoing, and that the statements therein contained are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal on the date hereinbefore mentioned.

My commission expires 7/25/07.

                                                    /s/ Jodie L. Ball
                                                    ----------------------------
                                                         Notary Public